EXHIBIT 99.1

Investor and Media Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Communities Provides Updated Cash Flow Expectations and Second Quarter Earnings Release Date

Bonita Springs, FL (August 6, 2007) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today provided an update on 2007 cash flow expectations, and announced that its second quarter earnings release and conference call is scheduled for August 16, 2007.

“Despite the continued weakness in the homebuilding marketplace, WCI has received approximately $130 million of positive free cash flow already this year, including $25 million to $30 million in the second quarter,” said Jerry Starkey, President and CEO of WCI Communities. “And the company expects to generate an additional $400 million to $600 million of free cash flow during the remainder of the year.” Free cash flow is net cash flow from operations plus or minus net cash flow from investments in property and equipment.

The majority of this cash flow for the balance of the year is expected to come from the closing of the company's One Bal Harbour tower, which is sold-out and expected to account for about $350 million of cash flow, mostly in the fourth quarter. Three other towers in New Jersey; Bonita Springs, Florida; and Palm Coast, Florida; are also expected to be completed and deliver units in the second half of the year. The year-to-date default rates for the company's tower homes totaled 17%, and the assumption for defaults on the towers scheduled to close during the second half of the year is about 12%. The lower expected default rate for the balance of the year relates to the fact that the mix of towers scheduled to close during the remainder of this year are better located and have a higher percentage of sold units than the towers that closed earlier in the year. In addition, the company's free cash flow expectations assume that about 500 to 600 traditional homes close in the second half of the year. The backlog of almost 700 traditional homes as of June 30, 2007, already includes about 500 homes scheduled to close by year end.

Starkey continued, “WCI continues to have sufficient liquidity and available credit.” Currently, the company has over $475 million of liquidity in cash and borrowing capacity on its corporate revolving credit facility. Although the quarterly review by the external accountants is not yet complete, the company does not appear to be in default under any of its credit agreements. However, the company has begun discussions with its lenders to amend its credit agreements to provide broader latitude to operate during this protracted downturn. While there can be no assurance that the amendment will be granted, the company believes the negotiations will conclude successfully, and that the company's credit agreements will remain in place and provide adequate liquidity for the foreseeable future.

As previously announced, the company continues to work with its financial advisors to explore alternatives to increase shareholder value. No assurances can be given, however, that any transaction will be consummated.

WCI has scheduled its second quarter earnings release and conference call for August 16, 2007. The company expects to issue the earnings press release before the market opens with a conference call to discuss the results commencing at 2:00 PM EDT.

The call can be accessed via the company's website at www.wcicommunities.com in the Investor Relations section or by dialing (303) 205-0055 and asking for the WCI Communities conference call referencing conference code 11094554. The call will be available for replay on the company's website for a period of time after the call.

The company currently expects its 10-Q to be filed after August 9th due to an excess amount of time it has taken to close the books and go through the review process, principally as a result of recent employee attrition.

WCI Communities Provides Preliminary Fourth Quarter Data

January 23, 2007

About WCI

WCI Communities, Inc., named America's Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build over 19,500 traditional and tower homes.

Forward-looking statements:

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and our ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to maintain or increase historical revenues and profit margins; WCI's ability to collect contract receivables from buyers purchasing homes as investments; availability of labor and materials and material increases in insurance, labor and material costs; increases in interest rates and availability of mortgage financing; increases in construction and homeowner insurance and availability of insurance, the level of consumer confidence; the negative impact of claims for contract rescission or cancellation by contract purchasers due to various factors including the increase in the cost of condominium insurance; adverse legislation or regulations; unanticipated litigation or adverse legal proceedings; changes in generally accepted accounting principles; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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